UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 16, 2013

Compuware Corporation
(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 000-20900

Michigan	38-2007430
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Campus Martius, Detroit, Michigan	48226-5099
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s telephone number, including area code): (313) 227-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 16, 2013, the Compensation Committee (“Committee”) of the Board of Directors of Compuware Corporation (the “Company”) approved a modification to a component of the Company’s Executive Incentive Program (“EIP”) for fiscal year 2014, and the related form of nonqualified performance stock option (“Performance NQSO”) agreement for executive officers under the fiscal year 2014 EIP and the Company’s Amended and Restated 2007 Long-Term Incentive Plan.

The modification to the Performance NQSO agreement simplifies the vesting of the options to require attainment of a single set of long-term performance goals in the third fiscal year following the date of grant (fiscal year 2016). The Performance NQSO agreement previously provided for vesting of up to 50% of the grant based on a set of goals to be attained in the second fiscal year following the grant date (prorated between the threshold and target levels for each measurement category), and the remainder based on a set of goals to be attained in the third year following the grant date, only half of which would be prorated.

Under the revised Performance NQSO agreement, shares granted under the fiscal 2014 EIP as Performance NQSOs are subject to the Company achieving specified performance targets for Revenue and Operating Income in fiscal year 2016. Attainment of the performance targets will determine the number of shares subject to the NQSO that a participant would earn. For fiscal year 2016, up to 100% of the total shares subject to the NQSO grant may be earned, split equally between the Revenue and Operating Income measurement categories. The number of shares that can be earned will be prorated between the threshold and the target levels of attainment for each measurement category.

As was the case under the prior version of the Performance NQSO agreement, the Committee will determine the extent to which the targets were attained based on the Company’s actual fiscal 2016 financial results. No additional shares will be earned if the target performance levels are exceeded. Shares that are not earned are forfeited and will be cancelled. The earned portion of a Performance NQSO will vest on May 31, 2016.  Prior to May 31, 2016, vesting of the entire Performance NQSO will be accelerated on the earlier of the death or disability of the participant, or a change in control of the Company.  The prior form of agreement provided that only the earned portion of the Performance NQSO would accelerate prior to vesting.  If the participant’s employment ceases for any other reason, the participant’s right to shares of common stock subject to the unvested stock options will automatically terminate. The Performance NQSO expires on the tenth anniversary of the date of grant.

The modified form of the Performance NQSO agreement will be filed as an exhibit to the Company’s next Form 10-K.

The Committee approved grants of Performance NQSOs and RSUs to certain executive officers of the Company as of May 16, 2013 pursuant to the Plan and the EIP in accordance with the terms of the Performance NQSO agreement, revised as described above, and the current form of RSU agreement, the terms of which have been previously disclosed. Grants to the CEO were approved by the independent members of the Board of Directors on May 16, 2013. The table below identifies the grants made on May 16, 2013 to the “named executive officers” in the most recent annual meeting proxy statement who remained employed as executive officers in fiscal 2014.

Officer Name and Position	RSUs	Stock Options
Robert C. Paul, Chief Executive Officer	41,298	167,264
Joseph R. Angileri, President and Chief Operating Officer	35,398	143,369
Laura L. Fournier, Executive Vice President and Chief Financial Officer	28,392	114,994
Daniel S. Follis, Jr., Secretary, Senior Vice President and General Counsel	16,925	68,548

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

May 21, 2013	COMPUWARE CORPORATION

	By:	/s/ Laura L. Fournier

Laura L. Fournier
Executive Vice President
Chief Financial Officer